Filed pursuant to Rule 424(b)(3)	Registration No. 333-189816

PROSPECTUS

Up to 3,329,234 Shares of Common Stock
Issuable upon the exercise of Subscription Rights at $1.50 per share
We are distributing, at no charge to shareholders of record on April 10, 2013, non-transferable subscription rights to purchase up to 3,329,234 shares of our common stock, $0.01 par value per share (the “rights offering”). Subscription rights will be distributed only to persons who owned shares of our common stock as of 5:00 p.m. Eastern Time, on April 10, 2013, the record date of the rights offering.
Each subscription right will entitle a shareholder to purchase two shares of our common stock at the subscription price of $1.50 per share for each share of common stock owned by such shareholder on the record date, which we refer to as the “basic subscription privilege.” If you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privileges, you will be entitled to exercise an “over-subscription privilege,” subject to certain limitations and subject to allotment, to purchase a portion of the unsubscribed shares of our common stock at the same subscription price of $1.50 per share. To the extent you exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments received by the subscription agent will be returned to you, without interest, as soon as practicable following the expiration of the rights offering. Funds we receive from subscribers in the rights offering will be held in escrow by the subscription agent until the rights offering is completed or canceled.
The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on September 20, 2013. We reserve the right to extend the expiration date one or more times, but in no event will we extend the rights offering beyond October 18, 2013. We reserve the right to cancel, at any time, the rights offering. If the rights offering is cancelled, all subscription payments received by the subscription agent will be promptly returned, without interest or penalty.
You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be traded on the NASDAQ Capital Market or on any stock exchange or market. Our common stock is traded on the NASDAQ Capital Market under the trading symbol “FSGI.” The last reported sales price for shares of our common stock on August 20, 2013 was $2.41 per share.
The exercise of your subscription rights for shares of our common stock involves risks. Before determining whether to exercise your subscription rights and purchase our common stock, you should carefully read the section titled “Risk Factors” beginning on page 15 of this prospectus along with our periodic reports and other information we file with the Securities and Exchange Commission.

	Per Share	Total Offering Size
Public offering price	$1.50	$4,993,851
Maximum dealer management fee	$0.09	$299,631
Net proceeds, before expenses, to us	$1.41	$4,694,220
This is not an underwritten offering. The dealer manager has agreed to use its reasonable efforts to advise and assist us in our efforts to solicit subscriptions of the subscription rights distributed to holders of our common stock, but the dealer manager is not underwriting the offering and has no obligation to purchase or procure purchases of our common stock offered by this prospectus. We are offering common stock directly to holders of record on the record date. See “Plan of Distribution.”
These securities are not deposits, savings accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, or any other government agency. Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
RAYMOND JAMES
(Dealer Manager)
The date of this prospectus is August 21, 2013.

ABOUT THIS PROSPECTUS

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available without charge upon written or oral request. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and nor has our subscription and information agent, Registrar and Transfer Company, authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.
No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.
Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” the “Company” or “First Security” as used in this prospectus refer to First Security Group, Inc. and its subsidiaries, including FSGBank, N.A., which we sometimes refer to as “FSGBank.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus, contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and which statements are inherently subject to risks and uncertainties. These statements are based on many assumptions and estimates and are not guarantees of future performance. Forward looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” “estimate,” or other statements concerning opinions or judgments of First Security and its management about future events. Factors that could influence the accuracy of such forward looking statements include, but are not limited to, the financial success or changing strategies of FSGBank’s customers or vendors, actions of government regulators, the level of market interest rates, and general economic conditions.
These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. There can be no assurance that the results, performance or achievements of the Company will not differ materially from those expressed or implied by forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to the following:

•	First Security's ability to comply with any requirements imposed on it or FSGBank by their respective regulators, and the potential negative consequences that result;

•	deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses;

•	changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments;

•	changes in business policies or practices as a result of the changes in management;

•	the risk that First Security may be required to contribute additional capital to FSGBank in the future to enable it to meet its regulatory capital requirements or otherwise;

•
changes in financial market conditions, either internationally, nationally or locally in areas in which First Security conducts its operations, including, without limitation, reduced rates of business formation and growth, commercial and residential real estate development, and real estate prices;

•	the failure of assumptions underlying the establishment of reserves for possible loan losses;

•	changes in accounting principles, policies, and guidelines applicable to bank holding companies and banking;

•	the impacts of renewed regulatory scrutiny on consumer protection and compliance led by the newly created Consumer Financial Protection Bureau;

•	fluctuations in markets for equity, fixed-income, commercial paper and other securities, which could affect availability, market liquidity levels, and pricing;

•
governmental monetary and fiscal policies including the undetermined effects of the Federal Reserve’s "Quantitative Easing" programs, as well as legislative and regulatory changes, including, but not limited to, implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

•
changes in political and economic conditions, including the political and economic effects of the current economic downturn and other major developments, including the ongoing war on terrorism, continued tensions in the Middle East, and the ongoing economic challenges facing the European Union and other international markets;

•	the risks of changes in interest rates on the level and composition of deposits, loan demand and the values of loan collateral, securities and interest sensitive assets and liabilities;

•
the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone and the Internet;

•
the effect of any mergers, acquisitions or other transactions, to which we or FSGBank may from time to time be a party, including, without limitation, our ability to successfully integrate any businesses that we acquire;

•	uncertainty regarding the amount of proceeds received from the rights offering;

•	the effects of the rights offering or the terms thereof on the price of our common stock;

•	our ability to terminate the rights offering; and

•	the other risk factors described under the heading “Risk Factors” in this prospectus or incorporated by reference into this prospectus.
Many of these risks are beyond our ability to control or predict, and you are cautioned not to put undue reliance on such forward-looking statements. First Security does not intend to update or reissue any forward-looking statements contained in this prospectus as a result of new information or other circumstances that may become known to First Security, and undertakes no obligation to provide any such updates.
All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Special Note.
For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of this prospectus beginning on page 15 and the information contained in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and any risks described in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act, and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.fsgbank.com. Information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.
This prospectus, which is a part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules. The documents we incorporate by reference, all of which we have previously filed with the SEC, include:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 15, 2013;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, filed with the SEC on May 15, 2013 and August 14, 2013, respectively; and

•	Our Current Reports on Form 8-K filed with the SEC on February 26, 2013, March 22, 2013, April 10, 2013, April 12, 2013, May 17, 2013, June 12, 2013, July 26, 2013 and August 21, 2013.
A description of our capital stock can be found herein under “Description of Our Capital Stock.”
You may request a copy of any of these filings at no cost, by writing or telephoning John R. Haddock, Chief Financial Officer, at (423) 308-2075, jhaddock@FSGBank.com, or at the following address or telephone number: First Security Group, Inc, 531 Broad Street, Chattanooga, Tennessee 37402 or (423) 266-2000.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING
The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides or incorporates by reference additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.
What is the rights offering?
We are distributing, at no charge, to holders of shares of our common stock as of the record date, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on April 10, 2013, the record date. Each subscription right entitles the holder to a basic subscription privilege and an over-subscription privilege, which are described below. The shares of common stock to be issued in the rights offering, like our existing shares of common stock, will be traded on the NASDAQ Capital Market under the symbol “FSGI.”
Why are we conducting the rights offering?
The rights offering is designed to provide Pre-Recapitalization Shareholders with the opportunity to buy shares of our common stock at the same $1.50 price as the investors that participated in the Recapitalization. On February 25, 2013, the Company entered into a number of agreements in connection with a $91.1 million recapitalization (the “Recapitalization”), including a Stock Purchase Agreement by and among the Company and the investors named therein (the “Stock Purchase Agreement”). Those agreements required the Company to issue and sell in a private placement (the “Private Placement”), approximately 60,735,000 shares of common stock at a price per share of $1.50 (the “Purchase Price”). The closing of the Private Placement occurred over two days. On April 11, 2013 (the “TARP Closing Date”), the Company issued 9,941,908 shares of common stock to the United States Department of the Treasury (the “Treasury”) in exchange for 33,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”), a warrant to purchase 82,363 shares of the Company’s common stock (the “TARP Warrant”) and all accrued but unpaid dividends on the TARP Preferred Stock. Treasury then immediately sold such shares of common stock to investors. On April 12, 2013 (the “Investor Closing Date”), the Company sold 50,793,092 shares of common stock directly to investors.

As required by the Stock Purchase Agreement, we are conducting this rights offering to holders of our common stock as of April 10, 2013 (the “Pre-Recapitalization Shareholders”) to provide the Pre-Recapitalization Shareholders with the opportunity to purchase up to approximately $5 million of our common stock at a purchase price per share equal to the Purchase Price paid by investors under the Stock Purchase Agreement.
What is the basic subscription privilege?
The basic subscription privilege gives the Pre-Recapitalization Shareholders the opportunity to purchase an aggregate of 3,329,234 shares of our common stock at a subscription price of $1.50 per share. For each share of our common stock you owned as of the record date for the rights offering, your basic subscription privilege gives you the opportunity to purchase two shares of our common stock. For example, if you owned 100 shares of common stock as of the record date, you would have received 100 subscription rights and would have the right to purchase 200 shares of our common stock for $1.50 per full share (or a total payment of $300.00). You may exercise all or a portion of your basic subscription privilege, or you may choose not to exercise any subscription rights at all. If you exercise less than your full basic subscription privilege, however, you will not be entitled to subscribe for shares under your over-subscription privilege. We will not issue fractional shares through the exercise of the basic subscription privilege.
If you hold a First Security stock certificate, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, the Depository Trust Company will issue one subscription right to the nominee record holder for each share of our common stock that you owned at the record date. If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact your nominee as soon as possible. If the rights are attributable to shares that were held through the First Security Group, Inc. 401(k) and Employee Stock Ownership Plan (the “401(k) Plan”), you should follow the separate instructions provided to you by the tabulator designated by the trustee of the plan with respect to the shares held in that plan.
What is the over-subscription privilege?
In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by our other Pre-Recapitalization Shareholders through the exercise of their basic subscription privileges, as applicable. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege.
If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock pro rata based on the relative ownership percentages as of the record date of shareholders requesting additional shares. We may exercise our discretion to round down to allocate shares in ten share increments. As described above for the basic subscription privilege, we will not issue fractional shares through the exercise of over-subscription privileges.
In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription privilege. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you. See “The Rights Offering—Subscription Rights—Over-Subscription Privilege.”
How was the $1.50 per share subscription price determined?
The Stock Purchase Agreement we previously entered into with investors provides that, as promptly as practicable following completion of the Recapitalization, First Security must conduct a rights offering to shareholders of record immediately prior to the Recapitalization pursuant to which such Pre-Recapitalization Shareholders may purchase up to $5.0 million of our common stock at a purchase price of $1.50 per share. The $1.50 per share subscription price is designed to provide Pre-Recapitalization Shareholders with the opportunity to purchase shares of our common stock at the same price as the price of the common stock purchased by or issued to investors in the Recapitalization.
The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the $1.50 purchase price.
Am I required to exercise all of the subscription rights I receive in the rights offering?
No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your basic subscription privilege in full, your ownership interest in our common stock will be diluted as a result of the rights offering. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege.
How soon must I act to exercise my subscription rights?
If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment prior to the expiration of the rights offering, which is September 20, 2013, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m. Eastern Time, on September 20, 2013 by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. If the subscription rights are attributable to shares that were held in your account in the 401(k) Plan, you must provide your instructions to the tabulator designated by the trustee of the plan no later than the date and time specified in the separate instructions applicable to those shares. Our board of directors may, in its discretion, extend the rights offering one or more times, but in no event will the expiration date be later than October 18, 2013. Our board of directors may, in its discretion, cancel or amend the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received will be returned promptly, without interest or penalty.
Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Time on September 20, 2013 (unless extended), whether or not we have been able to locate each person entitled to subscription rights.
May I transfer my subscription rights?
No. You may not sell, transfer or assign your subscription rights to anyone.
Subscription rights will not be traded on the NASDAQ Capital Market or any other stock exchange or market. Rights certificates may only be completed by the shareholder who receives the certificate.
Are we requiring a minimum subscription to complete the rights offering?
There is no individual or aggregate minimum purchase requirement in the rights offering.
Is there a limit to how much stock is being issued in the rights offering?
We will accept subscriptions for up to an aggregate of 3,329,234 shares of common stock in the rights offering.
Has our board of directors made a recommendation to our shareholders regarding the rights offering?
No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade; therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.
Are there any limits on the number of shares I may purchase in the rights offering?
Subject to the discretion of the board of directors, a person, together with certain related persons and associates, may not purchase a number of shares such that upon completion of the rights offering the person owns securities representing in excess of 4.9% of the Company’s outstanding shares of common stock. Additionally, federal law generally requires prior regulatory approval for any person or persons acting in concert to acquire 10% or more of our common stock. We also will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of September 9, 2013, we determine that such clearance or approval has not been obtained and/or any applicable waiting period has not expired. If we elect not to issue shares in either such case, the unissued shares will become available to satisfy over-subscription elections by other Pre-Recapitalization Shareholders pursuant to their subscription rights.
How do I exercise my subscription rights if I own shares in certificated form?
If you hold a First Security stock certificate and you wish to participate in the rights offering, you must take the following steps:

•	deliver a properly completed and signed rights certificate, and related subscription documents, to the subscription agent before 5:00 p.m., Eastern Time, on September 20, 2013; and

•	deliver payment to the subscription agent before 5:00 p.m., Eastern Time, on September 20, 2013.
In certain cases, you may be required to provide additional documentation or signature guarantees.
Please follow the delivery instructions on the rights certificate. Do not deliver documents to First Security. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m. Eastern Time, on September 20, 2013.
If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.
What form of payment is required to purchase the shares of our common stock in the rights offering?
As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full in United States currency by:

•	personal check payable to Registrar and Transfer Company, our subscription agent, drawn upon a United States bank;

•	bank check or bank draft payable to Registrar and Transfer Company, drawn upon a United States bank;

•	postal, telegraphic or express money order payable to Registrar and Transfer Company; or

•	wire transfer of immediately available funds to the account maintained by Registrar and Transfer Company.
If you are issued subscription rights attributable to shares that were held in your account in the 401(k) Plan, the payment for the exercise of those subscription rights will be deducted from a specified fund held in your account in the 401(k) Plan as described in more detail in the separate instructions applicable to those rights.
What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?
If you hold your shares of common stock through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own.
If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, September 20, 2013 expiration date that we have established for the rights offering.
When will I receive my new shares?
If you purchase stock in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after the expiration date of the rights offering. If your shares as of April 10, 2013 were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive stock certificates for your new shares. Your nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the expiration of the rights offering.
After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?
No. All exercises of subscription rights are irrevocable unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.
Are there any conditions to completing the rights offering?
No, there are no conditions to completing the rights offering.
Will our directors and officers participate in the rights offering?
As of April 10, 2013, our current directors and executive officers owned approximately 142,019 shares of our common stock. Due to the number of outstanding shares of our common stock as of the record date of the rights offering, in order to facilitate the Company’s compliance with the $5,000,000 maximum rights offering amount imposed by the Stock Purchase Agreement and still offer each Pre-Recapitalization Shareholder the right to purchase two shares of our common stock, five of the Company’s directors and executive officers holding an aggregate of 23,750 shares on the record date have waived their right to participate in the rights offering. In addition, 63,750 of the shares of restricted stock owned by directors and executive officers as of the record date were forfeited and are not eligible to participate in the rights offering. As a result, our directors and executive officers collectively hold rights to purchase 109,038 shares of our common stock in the rights offering. Certain of our directors and executive officers have indicated an interest in participating in the rights offering. Collectively, we expect our directors and executive officers to purchase approximately 36,000 shares of our common stock under the basic subscription privilege in the rights offering. We expect our directors and executive officers to request approximately 22,000 shares under the over-subscription privilege. Our directors and executive officers are entitled to participate in the rights offering on the same terms and conditions applicable to all Pre-Recapitalization Shareholders. Following the rights offering, our current directors and executive officers, together with their affiliates, are expected to beneficially own approximately 1.3 million shares of common stock, or approximately 2.0% of our outstanding common stock, assuming that all shares are subscribed for in the rights offering and that no directors, executive officers or their affiliates participate in the oversubscription aspect of the rights offering. See “Security Ownership of Certain Beneficial Owners And Management.”
After I send in my subscription request and my payment, may I cancel my exercise of subscription rights?
Once you submit your rights certificate and your payment, you will not be allowed to revoke your subscription or request a refund of monies paid. All submitted rights certificates are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit a rights certificate unless you are certain that you wish to purchase shares of our common stock at the subscription price. However, with respect to subscription rights issued to your account in the 401(k) Plan, if the market price of the stock is less than the subscription price on the date the rights are exercised, the trustee will not execute your instructions to purchase the common stock and your money will be refunded to your account in the 401(k) Plan.
What effects will the rights offering have on our outstanding common stock?
As of April 10, 2013, 1,795,542 shares of our common stock were issued and outstanding. On April 11, 2013 and April 12, 2013, the dates following the record date for the rights offering, we issued an additional 60,735,000 shares of common stock in the Recapitalization and 107,175 shares of restricted stock were forfeited pursuant to the terms of the Exchange Agreement, leaving us with 62,423,367 shares of common stock outstanding immediately following the Recapitalization. Subsequently to the Recapitalization, 5,000 shares of common stock were issued pursuant to an employee's exercise of stock options and 842,500 shares of common stock were issued pursuant to restricted stock awards to certain members of management. Assuming all 3,329,234 shares of common stock are sold in the rights offering, we expect 66,600,101 shares of our common stock will be outstanding immediately after completion of the rights offering.

The issuance of shares of our common stock in the rights offering will further dilute, and thereby reduce, your proportionate ownership in shares of our common stock unless you fully exercise your basic subscription privilege.
How much will we receive in net proceeds from the rights offering?
If the rights offering is fully subscribed, we expect that the aggregate rights offering proceeds, net of dealer manager fees and expenses, to be approximately $4.469 million. We intend to use the offering proceeds to supplement the capital of FSGBank. See “Use of Proceeds.”
Are there risks in exercising my subscription rights?
Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and the information incorporated by reference herein and contained in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012 and any risks described in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

If the rights offering is not completed, will my subscription payment be refunded to me?
Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment because the subscription agent will return payments through the record holder of your shares.
What fees or charges apply if I purchase shares of the common stock in the rights offering?
We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees or sales commissions your nominee may charge you.
Who should I contact if I have other questions?
If you have other questions regarding First Security or the rights offering, please contact our dealer manager, Raymond James & Associates, Inc., at 404-240-2907 (or toll-free at 866-777-7789), attention: Sanjay Patel, Monday through Friday (except bank holidays), between 9:00 a.m. and 5:00 p.m., Eastern Time.

PROSPECTUS SUMMARY
This prospectus summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should read this entire prospectus carefully, including the information set forth in “Risk Factors,” and the documents identified in the sections “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus, in their entirety before you decide to exercise your subscription rights.

First Security Group, Inc. and FSGBank

We are a bank holding company headquartered in Chattanooga, Tennessee. Founded in 1999, First Security's community bank subsidiary, FSGBank, has 30 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name “Dalton Whitfield Bank,” and along the Interstate 40 corridor in Tennessee, FSGBank operates under the name “Jackson Bank & Trust.”

Through FSGBank, we offer a range of lending services that are primarily secured by single and multi-family real estate, residential construction and owner-occupied commercial buildings. In addition, we focus on serving the needs of small- to medium-sized businesses, by offering a range of lending, deposit and wealth management services to these businesses and their owners. Our principal source of funds for loans and securities is core deposits gathered through our branch network. We offer a wide range of deposit services, including checking, savings, money market accounts and certificates of deposit, and obtain most of our deposits from individuals and businesses in our market areas, including the vast majority of our loan customers. Our wealth management division offers private client services, financial planning, trust administration, investment management and estate planning services. We also provide mortgage banking and electronic banking services, such as Internet banking, online bill payment, cash management, ACH originations, and remote deposit capture. We actively pursue business relationships by utilizing the business contacts of our Board of Directors, senior management and local bankers, thereby capitalizing on our extensive knowledge of the local marketplace.

As of June 30, 2013, we had total assets of approximately $1.1 billion, total deposits of approximately $957.8 million and tangible shareholders’ equity of approximately $86.2 million.

The Recapitalization

On February 25, 2013, the Company entered into a number of agreements in connection with its $91.1 million Recapitalization, including the Stock Purchase Agreement. Those agreements required the Company to issue and sell, in a Private Placement, 60,735,000 shares of common stock at the Purchase Price of $1.50 per share. The closing of the Private Placement took place over two days, with the issuance of 9,941,908 shares of common stock to Treasury in exchange for 33,000 shares of the Company’s TARP Preferred Stock, the TARP Warrant to purchase 82,363 shares of common stock, and all accrued but unpaid dividends on the TARP Preferred Stock, and the sale by Treasury of such shares of common stock to investors occurring on the TARP Closing Date of April 11, 2013, and the sale of 50,793,092 shares of common stock directly to investors occurring on the Investor Closing Date, April 12, 2013. See “Summary of the Recapitalization.”

Pursuant to the Stock Purchase Agreement, 60,735,000 shares of our common stock sold in the Recapitalization have been registered for resale on a registration statement on Form S-1 (File No. 333-188137) that was declared effective by the SEC on June 6, 2013. The investors in our Recapitalization are no longer subject to lock-up agreements or any other contractual agreements not to dispose of our shares and these shares are freely transferable.
Regulatory Matters
First Security Group, Inc. On September 7, 2010, the Company entered into a Written Agreement (the “Agreement”) with the Federal Reserve Bank of Atlanta (the “Federal Reserve”), the Company’s primary regulator. The Agreement places restrictions on the Company that are designed to enhance the Company’s ability to act as a source of strength to the Company's wholly owned subsidiary, FSGBank. The Agreement prohibits the Company from declaring or paying dividends without prior written consent of the Federal Reserve. The Company is also prohibited from taking dividends, or any other form of payment representing a reduction of capital, from FSG Bank without prior written consent. Within 60 days of the Agreement, the Company was required to submit to the Federal Reserve a written plan designed to maintain sufficient capital at the Company and the FSGBank. The Company submitted a copy of FSGBank’s capital plan that had previously been submitted to FSGBank’s primary regulator, the Office of the Comptroller of the Currency (the “OCC”). During May 2013, the OCC requested updated capital and strategic plans based on the Recapitalization. On July 1, 2013, FSGBank submitted capital and strategic plans to the OCC. The plans were also submitted to the Federal Reserve by the Company. During August 2013, the OCC requested minor clarifications to the strategic plan. The Company anticipates providing such clarifications within the next 30-60 days. We can give no assurance that the Federal Reserve or the OCC will approve our capital and strategic plans.
The Company is currently deemed not in compliance with several provisions of the Agreement. Any material noncompliance may result in further enforcement actions by the Federal Reserve. Management believes the successful execution of the strategic initiatives discussed below will improve compliance with the Agreement and ultimately position the Company for long-term growth and a return to profitability.
On April 11-12, 2013, the Company issued 60,735,000 shares of common stock in the Private Placement. As of June 30, 2013, the first quarterly period following the Private Placement, the Company's regulatory capital ratios were as follows: Tier 1 leverage ratio was 8.5% and total risk-based capital ratio was 15.4%.
The Agreement is incorporated by reference as Exhibit 10.20 to the registration statement of which this prospectus is a part and incorporated by reference herein. The foregoing summary is not complete and is qualified in all respects by reference to the actual language of the Agreement.
FSGBank. On April 28, 2010, pursuant to a Stipulation and Consent to the Issuance of a Consent Order, FSGBank consented and agreed to the issuance of a Consent Order by the OCC (the “Order”). FSGBank and the OCC agreed to the areas of FSGBank’s operations that warrant improvement and on a plan for making those improvements. The Order required FSGBank to develop and submit written strategic and capital plans covering at least a three year period. The Board of Directors is required to ensure that competent management is in place in all executive officer positions to manage FSGBank in a safe and sound manner. In response, the Company and FSGBank underwent a restructuring of their executive and senior management teams. FSGBank is also required to review and revise various policies and procedures, including those associated with credit concentration management, the allowance for loan and lease losses, liquidity management, criticized assets, loan review and credit. FSGBank is continuing to work with the OCC to ensure the policies and procedures are both appropriate and fully implemented.
Within 120 days of the effective date of the Order, FSGBank was required to achieve and thereafter maintain total capital at least equal to 13.0% of risk-weighted assets (also referred to as the total risk-based capital ratio) and Tier 1 capital at least equal to 9.0% of adjusted total assets (also referred to as the Tier 1 leverage ratio). FSGBank has not achieved compliance with the capital requirements of the Order. As of June 30, 2013, the first quarterly period following the Private Placement, FSGBank's regulatory capital ratios were as follows: Tier 1 leverage ratio was 7.5%, Tier 1 risk-based capital ratio was 12.8% and total risk-based capital ratio was 14.0%. FSGBank has notified the OCC of its compliance with the total-risk based capital ratio and non-compliance with the Tier 1 leverage ratio, as consistent with the requirements of the Order.
During the third quarter of 2010, the OCC requested additional information and clarifications to FSGBank's submitted strategic and capital plans as well as the management assessments. Subsequent to the resignation of its chief executive officer in April 2011, FSGBank requested an extension on the submission date for the strategic and capital plans until a new chief executive officer was appointed and had sufficient time to modify the strategic plan. On July 1, 2013, FSGBank submitted capital and strategic plans to the OCC. During August 2013, the OCC requested minor clarifications to the strategic plan. The Company anticipates providing such clarifications within the next 30-60 days. Based on the last regulatory examination, the Bank is currently deemed not in compliance with several provisions of the Order, including the capital requirements and acceptable capital and strategic plans. Management believes that the completed Recapitalization and full implementation of the business plan will provide compliance with most requirements of the Order. However, in determining compliance of acceptable capital and strategic plans as well as the other sections of the Order, multiple factors may be considered, including a certain period of time after implementation. Accordingly, we can give no assurance that the Federal Reserve or the OCC will approve our capital and strategic plans and can give no assurance as to the timing, if at all, of relief from the Order.

Effective with the Order, FSGBank has been restricted from paying interest on deposits that is more than 0.75% above the rate applicable to the applicable market of FSGBank as determined by the Federal Deposit Insurance Corporation (the “FDIC”). Additionally, FSGBank may not accept, renew or roll over brokered deposits without prior approval of the FDIC.
FSGBank is currently deemed not in compliance with several provisions of the Order, including the capital requirements. However, management believes that the completed Recapitalization will significantly improve compliance with the requirements of the Order.
The Order is incorporated by reference in Exhibit 10.18 to the registration statement of which this prospectus is a part and incorporated by reference herein. The foregoing summary is not complete and is qualified in all respects by reference to the actual language of the Order.
As of September 30, 2012, FSGBank's Tier I leverage ratio fell below the minimum level for an "adequately capitalized" bank of 4.0%. There are three classifications for banks that are below "adequately capitalized," as follows: "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." As of December 31, 2012, FSGBank was reclassified from "undercapitalized" to "significantly undercapitalized" upon the filing of the call report on January 30, 2013. As of March 31, 2013, FSGBank was reclassified to "critically undercapitalized" upon the filing of the call report on April 30, 2013. Following the Recapitalization, on April 23, 2013, FSGBank filed a cash contribution to capital notice with the OCC certifying a $65.0 million capital contribution by the Company into FSGBank. With the capital contribution, FSGBank's regulatory capital ratios increased from March 31, 2013 to June 30, 2013 as follows: Tier 1 leverage ratio from 1.9% to 7.5%, Tier 1 risk-based capital ratio from 3.4% to 12.8% and total risk-based capital ratio from 4.7% to 14.0%. All regulatory capital measures exceed the percentages of a well capitalized institution as defined under applicable regulatory guidelines; however, FSGBank's Tier 1 leverage ratio continues to be below the 9.0% required by the Order. FSGBank will continue to be classified for regulatory purposes as adequately capitalized due to the capital requirements in the Order.

Corporate Information

Our common stock is traded on the NASDAQ Capital Market under the symbol “FSGI.” We were incorporated in the state of Tennessee on February 1, 1999. Our principal executive offices are located at 531 Broad Street, Chattanooga, Tennessee 37402, and our telephone number is (423) 266-2000. Our internet address is www.fsgbank.com. The information contained on our website is not part of this prospectus.

Summary of Rights Offering
The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered
We are distributing to Pre-Recapitalization Shareholders, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on April 10, 2013, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.

Subscription Price	$1.50 per share.
Record Date	5:00 p.m., Eastern Time, on April 10, 2013.
Expiration of the Rights Offering	5:00 p.m., Eastern Time, on September 20, 2013. We may extend the rights offering without notice to you until October 18, 2013.
Use of Proceeds	We expect the aggregate net proceeds from the rights offering to be approximately $4.469 million. We intend to use the proceeds of the rights offering to supplement the capital of FSGBank.
Basic Subscription Privilege	The basic subscription privilege of each subscription right entitles you to purchase two shares of our common stock at a subscription price of $1.50 per share.
Over-Subscription Privilege
In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our other Pre-Recapitalization Shareholders through the exercise of their basic subscription privileges. You may subscribe for shares of common stock pursuant to your over-subscription privilege, subject to the purchase and ownership limitations described below under the heading “Limitations on the Purchase of Shares.”

Limitations on the Purchase of Shares
Subject to the discretion of our board of directors, a person, together with certain related persons and associates, may not purchase a number of shares such that upon completion of the rights offering the person owns securities representing in excess of 4.9% of our common stock. Additionally, federal law generally requires prior regulatory approval for any person or persons acting in concert to acquire 10% or more of our common stock. We will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights, to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of September 9, 2013, we determine that such clearance or approval has not been obtained and/or any applicable waiting period has not expired.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be traded on the NASDAQ Capital Market or on any other stock exchange or market.
No Board Recommendation
Our board of directors is making no recommendation regarding the exercise of your subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering.

Revocation
Except with regard to rights issued to accounts in the 401(k) Plan, all exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock in the rights offering at a subscription price of $1.50 per share. Note, however, that rights issued to accounts in the 401(k) Plan will not be exercised if the market price of our common stock is below $1.50 on the date the common stock is to be purchased.

Purchase Intentions of Our Directors and Officers
Our directors and executive officers collectively hold rights to purchase 109,038 shares of our common stock in the rights offering. Certain of our directors and executive officers have indicated an interest in participating in the rights offering. Collectively, we expect our directors and executive officers to purchase approximately 36,000 shares of our common stock under the basic subscription privilege in the rights offering and request an additional approximately 20,000 shares under the over-subscription privilege. Our directors and executive officers are entitled to participate in the rights offering on the same terms and conditions applicable to all other Pre-Recapitalization Shareholders.

Maximum Offering	The rights offering is subject to a limit of 3,329,234 shares of common stock.
Material U.S. Federal Income Tax Considerations
For U.S. federal income tax purposes, you should not recognize income or loss upon the receipt, exercise or lapse of the subscription rights. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the subscription rights in light of your particular circumstances.

Extension and Cancellation
Although we do not presently intend to do so, we have the option to extend the rights offering expiration date, but in no event will we extend the rights offering beyond October 18, 2013. Our board of directors may cancel the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be promptly returned, without interest.

Dealer Manager	Raymond James & Associates, Inc.
Shares Outstanding Before the Rights Offering	63,270,867 shares of our common stock were outstanding as of August 20, 2013.
Shares Outstanding After Completion of the Rights Offering
Assuming no options are exercised prior to the expiration of the rights offering and assuming all 3,329,234 shares of common stock are sold in the rights offering, we expect 66,600,101 shares of our common stock will be outstanding immediately after completion of the rights offering.

Trading Symbol	Shares of our common stock are currently traded on the NASDAQ Capital Market under the symbol “FSGI.”
Risk Factors
Before you exercise your subscription rights to purchase shares of our common stock, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors” of this prospectus, the risks that we have highlighted in other sections of this prospectus, the information incorporated by reference herein and contained in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012 and any risks described in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. You should carefully read and consider these risk factors together with all of the other information included in or incorporated by reference into this prospectus before you decide to exercise your subscription rights to purchase shares of our common stock.

RISK FACTORS
An investment in our common stock involves a high degree of risk. Before you purchase shares of our common stock, you should carefully consider the risks described below, together with the other information contained or incorporated by reference into this prospectus, including the information contained in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and any risks described in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making a decision to invest in our common stock. The risks described below and in the documents referred to in the preceding sentence are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock and the values of any of our other securities could decline, and you may lose all or part of your investment.
Risks Related to the Rights Offering
The market price of our common stock is volatile and the future price of the shares of our common stock may be less than the $1.50 purchase price per share in the rights offering.
If you exercise your subscription rights to purchase shares of common stock in the rights offering, you may not be able to sell them later at or above the $1.50 purchase price in the rights offering. The actual market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.
All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable or the market price of our common stock declines below the subscription price you have paid.
Other than with respect to subscription rights issued to accounts in the 401(k) Plan, once you exercise your subscription rights, you may not revoke them, even if you learn information about us that you consider to be unfavorable. If you exercise your subscription rights and, afterwards, the public trading market price of shares of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is traded on the NASDAQ Capital Market under the ticker symbol “FSGI,” and the last reported sales price of our common stock on the NASDAQ Capital Market on August 20, 2013 was $2.41 per share. We cannot assure you that the market price of shares of our common stock will not decline after you exercise your subscription rights. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price.
The subscription price determined for the rights offering is not an indication of the fair value of our common stock.
As required by the Stock Purchase Agreement, we are conducting this rights offering to provide our Pre-Recapitalization Shareholders with the opportunity to purchase up to 3,329,234 shares of our common stock at a purchase price per share of $1.50, the same price per share paid by investors in the Recapitalization. The per share subscription price is not necessarily related to our book value, net worth or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the subscription price.
Shareholders may face dilution as a result of the rights offering.
Other than Pre-Recapitalization Shareholders who purchase sufficient shares of our common stock in the rights offering to maintain their proportionate ownership interest, the issuance of shares of our common stock in the rights offering will dilute, and thereby reduce, each existing shareholder’s proportionate ownership interest in shares of our common stock. The dilutive effect of the rights offering may have an adverse impact on the market price of our common stock.
We may, in our sole discretion, terminate the rights offering at any time prior to the expiration of the rights offering.
We may, in our sole discretion, terminate the rights offering at any time prior to the expiration of the rights offering. If we terminate the rights offering, neither we nor the dealer manager and the subscription agent will have any obligation to you with respect to the subscription rights except to return any exercise payment received by the subscription agent, without interest or penalty.
You will not be able to sell the shares you buy in the rights offering until you receive your stock certificates or your account is credited with the shares of common stock.
If you purchase shares of our common stock in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after the expiration of the rights offering, on September 20, 2013, or such later date as to which the rights offering may be extended. If your shares are held by a custodian bank, broker, dealer or other nominee or are held in the 401(k) Plan and you purchase shares of our common stock, your account with your nominee or the 401(k) Plan will be credited with the shares of common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the common stock issued in the rights offering will be traded on the NASDAQ Capital Market. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.
Our common stock has substantially less liquidity than other publicly traded companies.
Our common stock has substantially less liquidity than other publicly traded companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This marketplace depends on the individual decisions of investors and general economic and market conditions over which we have no control. This limited market may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common stock. For these reasons, our common stock should not be viewed as a short-term investment.
The market price of our common stock may fluctuate in the future, and this volatility may be unrelated to our performance. General market price declines or overall market swings in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.
We have broad discretion in the use of proceeds of the rights offering.
We have not designated the anticipated net proceeds of the rights offering for specific uses. Accordingly, our management will have considerable discretion in the application of the net proceeds of the rights offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately or effectively. Management’s failure to utilize the proceeds effectively could have an adverse effect on our business, financial condition and results of operations. See “Use of Proceeds.”
Significant sales of our common stock from the Recapitalization or this rights offering, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.

The sale of substantial amounts of our common stock could adversely affect the price of our common stock. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale could cause the market price of our common stock to decline and remain low for a substantial amount of time. Pursuant to the Stock Purchase Agreement, 60,735,000 shares of our common stock sold in the Recapitalization have been registered for resale on a registration statement on Form S-1 (File No. 333-188137) that was declared effective by the SEC on June 6, 2013. The investors in our Recapitalization are no longer subject to any lock-up agreements or any other contractual agreements not to dispose of our shares. Any disposition by the investors in our Recapitalization, or any of our substantial shareholders, of our common stock in the public market, or the perception that such dispositions could occur, will likely adversely affect prevailing market prices of our common stock, causing a decline in our market price. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market of our shares would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this "market overhang" could have a negative impact on the market for our common stock and our ability to raise additional capital.
Your percentage ownership in our common stock may be diluted in the future because of existing equity awards on our common stock, and future capital raising activities.
As of August 20, 2013, we had outstanding options to purchase 2,276,890 shares of our common stock at a weighted average exercise price of $3.50 per share. All of these options are held by our directors, executive officers and employees. The issuance of shares following the exercise of options will result in dilution of your ownership of our common stock. In the future, we may issue additional equity securities in order to fund working capital needs, regulatory capital requirements, capital expenditures and product development, or to make acquisitions and other investments, which may dilute your ownership interest.
If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.
If you desire to purchase shares in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., Eastern Time, on September 20, 2013, unless we extend the rights offering for additional periods. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee holder acts for you and that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights prior to the expiration of the rights offering, the subscription agent may reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertake any responsibility to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.
We may place a limit on the number of shares of common stock you may purchase if your exercise of subscription rights (including the oversubscription privilege) would result in you owning more than 4.9% of our common stock.
Subject to the discretion of our board of directors, a person, together with certain related persons and associates, may not purchase a number of shares such that upon completion of the rights offering the person owns securities representing in excess of 4.9% of our common stock.
In addition, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights, to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of the expiration date of the rights offering, we determine that such clearance or approval has not been obtained and/or any applicable waiting period has not expired.
In the event that shares are not issued because of either of the above restrictions based on percentage ownership, or the failure to obtain regulatory clearance or approval, the right to acquire such shares will be forfeited and such shares will become available to satisfy oversubscription privileges by other participating Pre-Recapitalization Shareholders. If requested, you will be asked to certify that you are not in violation of this provision, and we will pursue any and all legal remedies available to us against anyone who violates this provision. In addition, violation of this provision may subject you to investigation and sanctions by federal bank regulatory authorities.
The subscription rights are not transferable and there is no market for the subscription rights.
You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with your subscription rights.

We are currently operating under a Consent Order from the OCC and a Written Agreement from the Federal Reserve, which will impact our operations and generally require significant management attention.

While we continue to make progress on compliance with our regulatory agreements and expect that the completion of our Recapitalization will improve such compliance, we are currently not in compliance with several components of the agreements, including the capital requirements. Our compliance efforts require a significant amount of our management's time and attention. Continuing non-compliance may result in additional restrictions and/or regulatory enforcement actions that may negatively impact our operations and financial condition.

We are subject to an Order imposed by the OCC that could have a material negative affect on our business, operating flexibility, financial condition and the value of our common stock. In addition, addressing the Order will require significant time and attention from our management team, which may increase our costs, impede the efficiency of our internal business processes and adversely affect our profitability in the near-term.

On April 28, 2010, pursuant to a Stipulation and Consent to the Issuance of a Consent Order, FSGBank by and through its Board of Directors consented and agreed to the issuance of a Consent Order by the OCC, FSGBank's primary regulator. FSGBank and the OCC agreed as to the areas of FSGBank's operations that warranted improvement and to a plan for making those improvements. The Order requires FSGBank to develop and submit written strategic and capital plans covering at least a three-year period. FSGBank is required to review and revise various policies and procedures, including those associated with concentration management, the allowance for loan and lease losses, liquidity management, criticized asset, loan review and credit.

While the Company has taken, and intends to continue to take, such actions as may be necessary to enable FSGBank to comply with the requirements of the Order, there can be no assurance that FSGBank will be able to comply fully with the provisions of the Order, or that efforts to comply with the Order, particularly the limitations on interest rates offered by FSGBank, will not have adverse effects on the operations and financial condition of the Company and FSGBank.

We are currently deemed not in compliance with several provisions of the Order, including the capital requirements. However, management believes that the completed Recapitalization will improve FSGBank's compliance with the requirements of the Order. Any material noncompliance could result in further enforcement actions by the OCC, including the OCC requiring that FSGBank develop a plan to sell, merge or liquidate. We can provide no assurances that we will be able to comply fully with the Order, that efforts to comply with the Order will not have a material adverse effect on the operations and financial condition of FSGBank, or that further enforcement actions will not be imposed on FSGBank.

FSGBank is not currently in compliance with the capital requirements contained in the Order, which could adversely affect our financial condition and our results of operations.

The Order requires FSGBank to, within 120 days of the effective date of the Order, achieve and thereafter maintain total capital at least equal to 13.0% of risk-weighted assets and Tier 1 capital at least equal to 9.0% of adjusted total assets. Following the Recapitalization, on April 23, 2013, FSGBank filed a cash contribution to capital notice with the OCC certifying a $65.0 million capital contribution by the Company into FSGBank. With that capital contribution, FSGBank's regulatory capital ratios increased substantially. As of June 30, 2013, all regulatory capital measures exceeded the percentages of a well-capitalized institution as defined under applicable regulatory guidelines; however, FSGBank's Tier 1 leverage ratio continues to be below the 9.0% required in the Order. FSGBank will continue to be classified for regulatory purposes as adequately capitalized due to the capital requirements in the Order.

We are subject to an Agreement with the Federal Reserve that could have a material negative effect on our business, operating flexibility, financial condition and the value of our common stock.

On September 7, 2010, the Company entered into an Agreement with the Federal Reserve. The Agreement places restrictions on the Company that are designed to enhance the Company's ability to act as a source of strength to FSGBank. Pursuant to the Agreement, the Company is prohibited from declaring or paying dividends without prior written consent from the Federal Reserve. In addition, pursuant to the Agreement, without the prior written consent of regulators, the Company is prohibited from taking dividends, or any other form of payment representing a reduction of capital, from FSGBank; incurring, increasing or guaranteeing any debt; or redeeming any shares of the Company's common stock. The Company will also provide quarterly written progress reports to the Federal Reserve. The Company was also required to submit to the Federal Reserve a written plan designed to maintain sufficient capital at the Company, on a consolidated basis, and at FSGBank.
The Company submitted a copy of FSGBank’s capital plan that had previously been submitted to FSGBank’s primary regulator, the OCC. During May 2013, the OCC requested updated capital and strategic plans based on the Recapitalization. On July 1, 2013, FSGBank submitted capital and strategic plans to the OCC. The plans were also submitted to the Federal Reserve by the Company. During August 2013, the OCC requested additional clarifications to the strategic plan. The Company anticipates providing the clarifications in the next 30-60 days. We can give no assurance that the Federal Reserve or the OCC will approve our capital and strategic plans.
Although management believes the successful execution of the Recapitalization will improve our compliance with the Agreement and ultimately position the Company for long-term growth and a return to profitability, the Company is currently deemed not in compliance with provisions of the Agreement. Any material noncompliance may result in further enforcement actions by the Federal Reserve.

SUMMARY OF THE RECAPITALIZATION
On February 25, 2013, the Company entered into a number of agreements in connection with its $91.1 million Recapitalization, including the Stock Purchase Agreement. Those agreements required the Company to issue and sell, in a Private Placement, 60,735,000 shares of common stock at the Purchase Price of $1.50 per share. The closing of the Private Placement took place over two days, with the issuance of 9,941,908 shares of common stock to Treasury in exchange for 33,000 shares of the Company’s TARP Preferred Stock, the TARP Warrant to purchase 82,363 shares of common stock, and all accrued but unpaid dividends on the TARP Preferred Stock, and the sale by Treasury of such shares of common stock to investors occurring on the TARP Closing Date of April 11, 2013, and the sale of 50,793,092 shares of common stock directly to investors occurring on the Investor Closing Date, April 12, 2013.
TARP Exchange
On February 25, 2013, the Company entered into an Exchange Agreement with Treasury, which held 33,000 shares of the TARP Preferred Stock and the TARP Warrant. The Exchange Agreement required Treasury to exchange the TARP Preferred Stock and the TARP Warrant for a number of shares of common stock (the “Converted Shares”) that, based on a price per share equal to the Purchase Price, represented a discount of 73.25% of the aggregate liquidation amount of the TARP Preferred Stock plus 100% of the accrued but unpaid dividends thereon through the TARP Closing Date (collectively, the “TARP Exchange”). Accordingly, on April 11, 2013, the Company issued 9,941,908 shares of common stock to the Treasury. Immediately following the issuance of the Converted Shares to Treasury, Treasury sold the Converted Shares to certain investors identified by the Company at the Purchase Price pursuant to TARP Securities Purchase Agreements (the “Securities Purchase Agreements”) between such investors, Treasury and the Company in private placement transactions exempt from registration under the Securities Act.
Stock Purchase Agreement
On February 25, 2013, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with certain institutional investors, including affiliates of EJF Capital LLC (“EJF”), GF Financial II, LLC (“GF Financial”), MFP Partners, L.P. (“MFP”), Ulysses Partners, L.P. (“Ulysses”), and the other investors named therein (collectively, the “Investors”), whereby EJF, GF Financial, MFP and Ulysses each agreed to purchase approximately $9.0 million of common stock at the Purchase Price. The Stock Purchase Agreement provided that the Company could direct each Investor to purchase all or part of such Investor's committed investment from Treasury. Investors purchased shares remaining from their committed investment directly from the Company.
Pursuant to the Stock Purchase Agreement, 60,735,000 shares of our common stock sold in the Recapitalization have been registered for resale on a registration statement on Form S-1 (File No. 333-188137) that was declared effective by the SEC on June 6, 2013. The investors in our Recapitalization are no longer subject to any lock-up agreements or any other contractual agreements not to dispose of our shares and these shares are freely transferable.
Subscription Agreements
Other accredited investors (the “Local Investors”) executed subscription agreements (“Subscription Agreements”), pursuant to which they committed to purchase shares of common stock for the Purchase Price. The Subscription Agreements provided that the Company could direct each Local Investor to purchase all or a portion of such Local Investor's committed investment from Treasury.
In aggregate, the Investors and Local Investors agreed to purchase approximately $91.1 million of common stock at $1.50 per share. Accordingly, Investors and Local Investors purchased 9,941,908 shares from Treasury on April 11, 2013, and, on April 12, 2013, the Company sold 50,793,092 shares of common stock to the Investors and the Local Investors.
Gross-Up Rights
The Stock Purchase Agreement provides that each Investor acquiring 5.0% or more of the Company's outstanding common stock will hold gross-up rights by which they may purchase sufficient securities as to maintain their ownership percentage of the Company. Any offering of securities by the Company that is not contemplated by the Stock Purchase Agreement will trigger these rights, and any purchase of securities by such Investors will be on the same or similar terms as those offered to other investors. The gross-up rights terminate with respect to each Investor once such Investor no longer owns 5.0% or more of the Company's outstanding common stock. As provided in the Stock Purchase Agreement, the gross-up rights will not be triggered by the rights offering contemplated by this prospectus.
Changes to the Board of Directors
Pursuant to the Stock Purchase Agreement, MFP and Ulysses each designated an individual to serve as a director of the Company. Accordingly, the Company has appointed the two designated directors to the Board. The Company has agreed to continue to nominate the designated directors so long as the respective institutions retain ownership of at least 50% of their acquired shares.
The Stock Purchase Agreement also provides that each Investor that beneficially owns at least 5.0% of the Company's outstanding common stock may designate an individual to attend meetings of the Board of Directors as a non-voting observer (the “Observer”). The right of each Investor to appoint an Observer terminates once such Investor no longer owns 5.0% or more of the Company's outstanding common stock.
The foregoing summary of the documents relating to the Recapitalization are not complete and are qualified in their entirely by reference to the full text of such documents, copies of which are included as exhibits to the Company’s Current Report on Form 8-K filed on February 26, 2013 and are incorporated by reference herein. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

USE OF PROCEEDS
The total proceeds to us from the rights offering will depend on the number of subscription rights that are exercised. If we issue all 3,329,234 shares of common stock available in the rights offering, the total gross proceeds to us, before dealer manager fees and expenses, will be approximately $5.0 million. We estimate that the dealer manager fees will be approximately $300,000 and the other expenses of the rights offering will be approximately $225,000, resulting in estimated net proceeds to us, assuming that all of the shares available in the rights offering are sold, of approximately $4.469 million. The net proceeds may vary since total expenses of the rights offering may be more or less than those estimated and since the number of shares sold may be less than estimated. We intend to use the net proceeds from the rights offering to supplement the capital of FSGBank.
Because there is no minimum number of shares that must be sold in the rights offering, we can provide no assurance regarding the amount of capital we will actually raise in the rights offering.

CAPITALIZATION
The following table sets forth our capitalization and regulatory capital ratios at June 30, 2013 and as adjusted to reflect the sale of the maximum 3,329,234 shares of our common stock at the subscription price of $1.50 per share and the receipt of the net proceeds from the rights offering after deducting estimated dealer manager fees of approximately $300,000 and other offering expenses in the amount of $225,000. The regulatory capital table reflects the use of the net proceeds from the rights offering being contributed to FSGBank. The information presented in the table below should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into this prospectus.

	Actual as of June 30, 2013	Estimated Impact of Rights Offering	As Adjusted for Rights Offering[1]
	(in thousands, except per share information)
Shareholders’ Equity

Preferred Stock – no par value – 10,000,000 shares authorized; no shares issued as of June 30, 2013	$—	$—	$—
Common Stock – $.01 par value – 150,000,000 shares authorized; 62,428,367 shares issued as of June 30, 2013	723	33	756
Paid-in surplus	191,629	4,436	196,065
Accumulated deficit	(101,965)	—	(101,965)
Accumulated other comprehensive loss	(3,733)	—	(3,733)
Total shareholders’ equity	$86,654	$4,469	$91,123
Number of common shares outstanding	62,428		65,758
Book value per share	$1.39		$1.39
[1] Assumes that all shares available in the rights offering are sold.

	June 30, 2013	Estimated Impact of Rights Offering[1]	Pro-forma after Rights Offering[1]	Minimum to be Well Capitalized under Prompt Corrective Action Provisions[2]

Company Capital Levels
Tier 1 capital	89,932	4,469	94,401
Total risk-based capital	97,962	4,469	102,431
Tier 1 leverage capital ratio	8.47%		8.90%	n/a
Total risk-based capital ratio	15.40%		16.10%	n/a

FSGBank Capital Levels
Tier 1 capital	81,129	4,469	85,598
Total risk-based capital	89,123	4,469	93,592
Tier 1 leverage capital ratio	7.54%		7.95%	5.00%
Total risk-based capital ratio	14.04%		14.74%	10.00%
[1] Assumes that all shares available in the rights offering are sold.
2 FSGBank continues to operate under a Consent Order with heightened capital adequacy requirements. The Consent Order requires FSGBank to maintain a Tier 1 leverage capital ratio of 9.0% and total risk-based capital ratio of 13.0%. Accordingly, FSGBank would be considered "adequately capitalized" based on the estimated pro-forma capital levels.

MARKET FOR THE COMMON STOCK AND DIVIDEND INFORMATION
From August 10, 2005 to March 26, 2013, our common stock traded on the NASDAQ Global Select Market under the symbol FSGI. As previously disclosed, we were not in compliance with the continued listing requirements of the NASDAQ Global Select Market and were subject to delisting after March 25, 2013. As a result, we applied to transfer our listing to the NASDAQ Capital Market. Our application was granted effective March 26, 2013, subject to certain conditions described in the Current Report on Form 8-K filed March 22, 2013, which is incorporated herein by reference. On August 20, 2013, there were 669 registered holders of our common stock. The high and low intraday prices per share of our common stock for the periods indicated below were as follows:

Quarter	High	Low
2013
3rd Quarter (through August 20, 2013)	$2.52	$2.11
2nd Quarter	7.45	1.84
1st Quarter	3.44	1.60
2012
4th Quarter	3.04	1.30
3rd Quarter	3.30	2.15
2nd Quarter	3.35	1.98
1st Quarter	3.68	2.35
2011
4th Quarter	3.34	1.13
3rd Quarter	5.70	1.81
2nd Quarter	9.10	4.61
1st Quarter	13.00	8.10

The closing sale price of our common stock as reported on the NASDAQ Capital Market on August 20, 2013 was $2.41 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table indicates, as of August 15, 2013, the number of shares of common stock beneficially owned by each greater than five percent holder of the Company’s outstanding voting securities, each executive officer and director and all executive officers and directors, as a group.

Name of Shareholder	Number of Shares Owned Prior to the Rights Offering (1)	Percentage of Outstanding Common Stock owned Prior to the Rights Offering (2)

Affiliates of EJF Capital LLC: (3)
8267561 Canada, Inc.	118,574
HHMI VII, LLC	282,827
EJF Financial Opportunities Master Fund, LP	157,938
EJF Debt Opportunities Master Fund II, LP	2,006,896
EJF Debt Opportunities Master Fund, LP	2,588,145
EJF Financial Services Fund, LP	925,620
Subtotal	6,080,000	9.7

MFP: (4)
MFP Partners, LP	6,080,000	9.7

GF Financial: (5)
GF Financial II, LLC	6,080,000	9.7

Affiliates of Ulysses: (6)
Ulysses Partners, LP	5,130,000	---
Ulysses Offshore Fund, Ltd	870,000	---
Subtotal	6,000,000	9.7

Directors and Executive Officers:
Henchy R. Enden (7) Director	500	*
William F. Grant, III (8) Director	44,309	*
William C. Hall (9) Director	16,968	*
Adam G. Hurwich (10) Director	1,000	*
Carol H. Jackson (11) Director	63,786	*
Kelly P. Kirkland (12) Director	18,347	*
D. Michael Kramer (13) President, CEO and Director	312,202	*
Robert R. Lane (14) Director	21,950	*
Larry D. Mauldin (15) Director	170,650	*
Denise M. Cobb (16) Executive Vice President and Chief Administrative Officer	124,756	*
John R. Haddock (17) Executive Vice President, Chief Financial Officer and Secretary	235,421	*
Christopher G. Tietz (18) Executive Vice President and Chief Credit Officer	250,053	*
All directors and officers as a group (19)	1,259,942	2.0%

*	Less than one percent of outstanding shares.
(1)	Some or all of the shares may be subject to margin accounts.
(2)
Assumes the full exercise of the subscription rights in the Rights Offering. The percentage of our common stock beneficially owned was calculated based on 63,270,867 shares of common stock issued and outstanding as of August 15, 2013. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of our common stock held by such shareholder or group and exercisable within 60 days of August 15, 2013.

(3)
Each of EJF Debt Opportunities Master Fund, L.P., EJF Debt Opportunities Master Fund II, LP, EJF Financial Services Fund, LP and EJF Financial Opportunities Master Fund, LP is the record owner of the shares indicated. EJF Debt Opportunities GP, LLC serves as the general partner and investment manager of EJF Debt Opportunities Master Fund, L.P. and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Debt Opportunities Master Fund, L.P. is the record owner. EJF Debt Opportunities II GP, LLC serves as the general partner and investment manager of EJF Debt Opportunities Master Fund II, LP and may be deemed to share beneficial ownership of the shares of common stock of which EJF Debt Opportunities Master Fund II, LP is the record owner. EJF Financial Services GP, LLC serves as the general partner and investment manager of EJF Financial Services Fund, LP and may be deemed to share beneficial ownership of the shares of common stock of which EJF Financial Services Fund, LP is the record owner. EJF Financial Opportunities GP, LLC serves as the general partner of EJF Financial Opportunities Master Fund, LP and may be deemed to share beneficial ownership of the shares of common stock of which EJF Financial Opportunities Master Fund, LP is the record owner. EJF Capital LLC is the sole member and manager of each of EJF Debt Opportunities GP, LLC, EJF Debt Opportunities II GP, LLC, EJF Financial Services GP, LLC and EJF Financial Opportunities GP, LLC, and may be deemed to share beneficial ownership of the shares of common stock of which such entities may share beneficial ownership. EJF Capital LLC also serves as the investment manager of EJF Financial Opportunities Master Fund, LP and certain managed accounts and consequently may be deemed to share beneficial ownership of the shares held of record by EJF Financial Opportunities Master Fund, LP , 8267561 Canada, Inc. and HHMI VII, LLC. Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of common stock over which EJF Capital LLC may share beneficial ownership. The address of each EJF affiliate is 2107 Wilson Boulevard, Suite 410, Arlington, VA 22201.

(4)
MFP Partners, LP, a Delaware limited partnership (“MFP”), is the record holder of the shares indicated. MFP Investors LLC, a Delaware limited liability company and general partner of MFP (“MFP Investors”), and Michael F. Price, managing partner of MFP and the managing member and controlling person of MFP Investors (the “MFP Reporting Persons”). Due to their respective relationships with MFP and each other, each of the MFP Reporting Persons may be deemed to share voting and dispositive power with respect to the shares presented. The address of the MFP Reporting Persons is 667 Madison Avenue, 25th Floor, New York, New York 10065.

(5)
GF Financial II, LLC a Delaware limited liability company (“GFF II”), is the record holder of the shares indicated. Diaco Investments, L.P., is a Delaware limited partnership and 100% owner of GFF II (“Diaco”), Siget, LLC, is a Delaware limited liability company and general partner of Diaco (“Siget”), Simon Glick is a managing member of Siget and Seymour Pluchenik is a managing member of Siget. Each of the foregoing may be deemed to share voting and dispositive power with respect to the shares held by GFF II. The address of each GFF II affiliate is 810 Seventh Avenue, 28th Floor, New York, New York 10019.

(6)
Ulysses Management LLC is a Delaware limited liability company (“Ulysses Management”), Ulysses Partners, L.P., is a Delaware limited partnership (“Ulysses Partners”), Ulysses Offshore Fund, Ltd, is an exempted company incorporated and existing under the laws of the Cayman Islands (“Ulysses Offshore”), Joshua Nash LLC, is a Delaware limited liability company (“Nash LLC”), and Joshua Nash is a United States citizen. Ulysses Management, in its capacity as investment manager, may be deemed to share voting and investment power over the 5,130,000 shares beneficially owned by Ulysses Partners and the 870,000 shares beneficially owned by Ulysses Offshore, Nash LLC, as the managing general partner of Ulysses Partners, may be deemed to share voting and investment power over the 5,130,000 shares beneficially owned by Ulysses Partners, and Mr. Nash, as an executive of Ulysses Management, the sole member of Nash LLC and the President of Ulysses Offshore, may be deemed to share voting and investment power over the 6,000,000 shares beneficially owned by Ulysses Management and the 5,130,000 shares beneficially owned by Ulysses Partners and Ulysses Offshore. The address of each Ulysses Management affiliate is c/o Ulysses Management LLC, One Rockefeller Plaza, New York, New York 10020.

(7)	All shares directly owned by Ms. Enden.
(8)	Includes 1,650 shares that Mr. Grant has the right to acquire by exercising options that are exercisable within 60 days after August 15, 2013. All other shares directly owned by Mr. Grant.
(9)
Includes 120 shares subject to restricted stock awards and 1,848 shares that Mr. Hall has the right to acquire by exercising options that are exercisable within 60 days after August 15, 2013. All other shares directly owned.

(10)	All shares directly owned by Mr. Hurwich.
(11)
Includes 666 shares owned by Ms. Jackson's spouse and 509 shares owned by an IRA for the benefit of Ms. Jackson; also includes 5,370 shares that Ms. Jackson has the right to acquire by exercising options that are exercisable with 60 days after August 15, 2013. All other shares directly owned.

(12)	Includes 1,650 shares that Ms. Kirkland has the right to acquire by exercising options that are exercisable within 60 days after August 15, 2013. All other shares directly owned by Ms. Kirkland.
(13)	Includes 1,452 shares held in First Security's 401(k) plan and also includes 208,750 shares subject to restricted stock awards. All other shares directly owned.
(14)	Includes 1,650 shares that Mr. Lane has the right to acquire by exercising options that are exercisable within 60 days after August 15, 2013. All other shares directly owned by Mr. Lane.
(15)
Includes 10,000 shares subject to restricted stock awards. Also includes 1,650 shares that Mr. Mauldin has the right to acquire by exercising options that are exercisable within 60 days after August 15, 2013. All other shares directly owned by Mr. Mauldin.

(16)
Includes 1,706 shares held in First Security's 401(k) plan and also includes 102,500 shares subject to restricted stock awards. Additionally, Ms. Cobb has the right to acquire 550 shares by exercising options that are exercisable within 60 days after August 15, 2013. All other shares directly owned.

(17)
Includes 1,716 shares held in First Security's 401(k) plan and also includes 162,500 shares subject to restricted stock awards. Additionally, Mr. Haddock has the right to acquire 805 shares by exercising options that are exercisable within 60 days after August 15, 2013. All other shares directly owned.

(18)	Includes 1,634 shares owned by a trust controlled by Mr. Tietz and also includes 167,500 shares subject to restricted stock awards. All other shares directly owned.
(19)	Includes 15,173 shares that the owner has the right to acquire by exercising options that are exercisable within 60 days after August 15, 2013.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS
As of April 10, 2013, our current directors and executive officers owned approximately 142,019 shares of our common stock. Due to the number of outstanding shares of our common stock as of the record date of the rights offering, in order to facilitate the Company’s compliance with the $5,000,000 maximum rights offering amount imposed by the Stock Purchase Agreement and still offer each Pre-Recapitalization Shareholder the right to purchase two shares of our common stock, five of the Company’s directors and executive officers holding an aggregate of 23,750 shares on the record date have waived their right to participate in the rights offering. In addition, 63,750 of the shares of restricted stock owned by directors and executive officers as of the record date were forfeited and are not eligible to participate in the rights offering. As a result, our directors and executive officers collectively hold rights to purchase 109,038 shares of our common stock in the rights offering. Certain of our directors and executive officers have indicated an interest in participating in the rights offering. Collectively, we expect our directors and executive officers to purchase approximately 36,000 shares of our common stock under the basic subscription privilege in the rights offering and request an additional approximately 20,000 shares of our common stock under the over-subscription privilege in the rights offering, subject to change. Our directors and executive officers are entitled to participate in the rights offering on the same terms and conditions applicable to all other Pre-Recapitalization Shareholders. Following the rights offering, our current directors and executive officers, together with their affiliates, are expected to beneficially own approximately 1.3 million shares of common stock, or approximately 2.0% of our outstanding common stock, assuming that all shares are subscribed for in the rights offering and that no directors, executive officers or their affiliates participate in the oversubscription aspect of the rights offering. See “Security Ownership of Certain Beneficial Owners And Management.”

THE RIGHTS OFFERING
Subscription Rights
We are distributing to the holders of shares of our common stock as of April 10, 2013, the record date, non-transferable subscription rights to purchase shares of our common stock at $1.50 per share. The subscription rights entitle the Pre-Recapitalization Shareholders to purchase up to an aggregate of approximately 3,329,234 shares of our common stock for an aggregate purchase price of approximately $5.0 million.
Each Pre-Recapitalization Shareholder will receive one subscription right for each share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on April 10, 2013. Each subscription right entitles the holder to a basic subscription privilege and an over-subscription privilege.
Basic Subscription Privilege. With your basic subscription privilege, you may purchase two shares of our common stock for each share of common stock that you owned as of the record date, subject to delivery of the required documents and payment of the subscription price of $1.50 per share prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your over-subscription privilege.
Over-Subscription Privilege. In the event that you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by other Pre-Recapitalization Shareholders through the exercise of their basic subscription privileges. If sufficient shares of common stock are available, we will seek to honor the over-subscription requests in full. If, however, over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock pro rata based on the relative ownership percentages as of the record date of shareholders requesting additional shares. We may exercise our discretion to round down to allocate shares in ten share increments. We will not issue fractional shares through the exercise of over-subscription privileges.
In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription privilege. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you.
We can provide no assurances that you will be able to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full.
We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our shareholders exercise their basic subscription privileges in full. We can only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.
To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you provided in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares actually available to you, and any excess subscription payments will be returned to you, without interest, as soon as practicable.
To the extent the amount you provided in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually provided in connection with the over-subscription privilege.
Reasons for the Rights Offering
We are conducting this rights offering to Pre-Recapitalization Shareholders to provide the Pre-Recapitalization Shareholders with the opportunity to purchase approximately $5 million of our common stock at a purchase price per share equal to the same price the investors paid in the Recapitalization.

On February 25, 2013, the Company entered into a number of agreements in connection with a $91.1 million Recapitalization, including a Stock Purchase Agreement by and among the Company and the investors named therein. Those agreements required the Company to issue and sell, in a Private Placement, approximately 60,735,000 shares of common stock at the Purchase Price of $1.50 per share. The closing of the Private Placement occurred over two days, with the issuance of 9,941,908 shares of common stock to Treasury in exchange for 33,000 shares of the Company’s TARP Preferred Stock, the TARP Warrant to purchase 82,363 shares of common stock, and all accrued but unpaid dividends on the TARP Preferred Stock, and the sale by Treasury of such shares of common stock to investors occurring on the TARP Closing Date of April 11, 2013, and the sale of 50,793,092 shares of common stock directly to investors occurring on the Investor Closing Date, April 12, 2013.
Method of Exercising Subscription Rights
One non-transferable subscription right to purchase two shares of our common stock is being distributed for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on April 10, 2013. Once exercised, the subscription rights are irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:
Subscription by Registered Holders. If you hold a First Security stock certificate, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address set forth below under “—Subscription Agent,” to be received prior to the 5:00 p.m., Eastern Time, September 20, 2013 expiration date that we have established for the rights offering.
Subscription by Beneficial Owners. If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you owned at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of our common stock in the rights offering.
If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, September 20, 2013 expiration date that we have established for the rights offering.
If the rights are attributable to shares that were held in your account in the 401(k) Plan, you must provide your instructions to the tabulator selected by the 401(k) Plan’s trustee by no later than the date and time specified in the separate instructions applicable to those shares.
Payment Method
As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by:

•	personal check payable to Registrar and Transfer Company, our subscription agent, drawn upon a United States bank;

•	bank check or bank draft payable to Registrar and Transfer Company, drawn upon a United States bank;

•	postal, telegraphic or express money order payable to Registrar and Transfer Company; or

•	wire transfer of immediately available funds to the account maintained by Registrar and Transfer Company.
If you are issued subscription rights attributable to shares that were held in your account in the 401(k) Plan, the payment for the exercise of the subscription rights will be deducted from funds held in a specified fund in your account in the 401(k) Plan as described in more detail in the separate instructions applicable to those subscription rights.
You should read and follow the instructions accompanying the rights certificate carefully. As described in the instructions accompanying the rights certificate, in certain cases additional documentation or signature guarantees may be required.

The method of delivery of payments of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to us or to the dealer manager.
There is no sales fee or commission payable by you. We will pay all fees charged by the subscription and information agent and our advisors. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.
Medallion Guarantee May Be Required
Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered in your name and to your address of record, as imprinted on the face of the rights certificate; or

•	you are an eligible institution.
Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering
Subject to the discretion of the board of directors, a person, together with certain related persons and associates, may not purchase a number of shares such that upon completion of the rights offering the person owns securities representing in excess of 4.9% of our outstanding common stock.
In addition, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of September 9, 2013, we determine that such clearance or approval has not been obtained and/or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscription by other shareholders pursuant to their subscription rights.
The term “associate” is used above to indicate any of the following relationships with a person:

•
any corporation or organization, other than First Security or a subsidiary thereof, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•
any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate (although a person who has a substantial beneficial interest in one of our tax-qualified or non-tax-qualified employee plans, or who is a trustee or fiduciary of the plan is not an associate of the plan, and our tax-qualified employee plans are not associates of a person);

•	any person who is related by blood or marriage to such person and:

(i)	who lives in the same house as the person; or

(ii)	who is a director or senior officer of First Security or a subsidiary thereof; and

•	any person acting in concert with the persons or entities specified above.
As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

•
a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any of our tax-qualified employee plans will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.
Missing or Incomplete Subscription Information
If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.
Expiration Date
The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on September 20, 2013, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering without notice to you. In no event will the expiration date be later than October 18, 2013. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than the next business day after the board of directors determines to extend the rights offering.
If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, September 20, 2013, expiration date that we have established for the rights offering.
If the subscription rights are attributable to shares that were held in your account in the 401(k) Plan, you must provide your instructions to the tabulator selected by the 401(k) Plan’s trustee in the form required by the tabulator by no later than the date and time specified in the separate instructions applicable to those shares.
Determination of Subscription Price
As required by the Stock Purchase Agreement, we are conducting this rights offering to provide our Pre-Recapitalization Shareholders with the opportunity to purchase up to 3,329,234 shares of our common stock at a purchase price per share of $1.50, the same price per share paid by investors in the Recapitalization. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering.
We cannot assure you that the market price of shares of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.
Termination
We may, in our sole discretion and for any reason, terminate the rights offering at any time prior to the completion of the rights offering. If we terminate the rights offering, all affected subscription rights will expire without value, and neither we nor the dealer manager and the subscription agent will have any obligation to you with respect to the subscription rights except to return any exercise payment received by the subscription agent, without interest or penalty.
Subscription Agent
The subscription agent for the rights offering is Registrar and Transfer Company. The address to which rights certificates and payments, other than wire transfers, should be mailed or delivered is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to First Security or the dealer manager.
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016

If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please call our subscription agent for the rights offering, Registrar and Transfer Company, at (800) 368-5948, Monday through Friday (except bank holidays).
Dealer Manager
We have appointed Raymond James & Associates, Inc. as dealer manager for the rights offering. Any questions or requests regarding First Security or the rights offering may be directed to Raymond James & Associates, Inc., at 404-240-2907 (or toll-free at 866-777-7789), attention: Sanjay Patel, Monday through Friday (except bank holidays), between 9:00 a.m. and 5:00 p.m., Eastern Standard Time. Banks and brokers may contact Raymond James & Associates, Inc., at the number above. We will pay the fees and expenses of the dealer manager and have also agreed to indemnify the dealer manager from certain liabilities that it may incur in connection with the rights offering.
No Fractional Shares
All shares will be sold at a purchase price of $1.50 per share. We will not issue fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
Notice to Nominees
If you are a broker, custodian bank or other nominee holder that held shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a registered holder of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment to be received by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.
Beneficial Owners
If you were a beneficial owner of shares of our common stock as of the record date and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, September 20, 2013 expiration date that we have established for the rights offering.
If you were a beneficial owner of shares of our common stock through the 401(k) Plan as of the record date, subscription rights attributable to shares held in your account in the 401(k) Plan will be issued to your account in the 401(k) Plan. You will need to notify the tabulator selected by the trustee for the 401(k) Plan if you wish to exercise your subscription rights. To indicate your decision with respect to those subscription rights, you should follow the separate instructions provided by the tabulator. You should contact the tabulator if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering based on stock that you held in the 401(k) Plan as of 5:00 p.m. Eastern Time on April 10, 2013. You must respond to the tabulator by the deadline established by the tabulator, which may be before the 5:00 p.m., Eastern Time, September 20, 2013, expiration date. The deadline and any special instructions will be included in separate instructions issued to you with respect to those subscription rights. Those instructions only apply to subscription rights issued to your account in the 401(k) Plan. Therefore, if you have subscription rights issued to your account in the 401(k) Plan and subscription rights issued with respect to other stock you held, you will need to provide separate instructions, and potentially comply with separate deadlines, with respect to those subscription rights.
Non-Transferability of Subscription Rights
The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be quoted on the NASDAQ Capital Market or any other stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be traded on the NASDAQ Capital Market under the ticker symbol “FSGI.”
Validity of Subscriptions
We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.
Escrow Arrangements; Return of Funds
The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.
Shareholder Rights
You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.
Foreign Shareholders
We will not mail this prospectus or rights certificates to Pre-Recapitalization Shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for the account of such shareholders. To exercise subscription rights, our foreign Pre-Recapitalization Shareholders must notify the subscription agent prior to 5:00 p.m., Eastern Time, at least three business days prior to the expiration of the rights offering (or, if the rights offering is extended, on or before three business days prior to the extended expiration date) and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change
Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. However, with respect to subscription rights issued to your account in the 401(k) Plan, if the market price of the stock is less than the subscription price on the date the subscription rights are exercised, the trustee will not execute your instructions to purchase the common stock and your money will be refunded to your account in the 401(k) Plan. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.
Material U.S. Federal Income Tax Treatment of Rights Distribution
For U.S. federal income tax purposes, you should not recognize income or loss upon the receipt, exercise or lapse of the subscription rights for the reasons described below in “Material U.S. Federal Income Tax Consequences.”
No Recommendation to Rights Holders
Our board of directors is making no recommendation regarding your exercise of the subscription rights. Pre-Recapitalization Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see the “Risk Factors” section of this prospectus and the information incorporated by reference herein and contained in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012 and any risks described in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act for a discussion of some of the risks involved in investing in our common stock.
Shares of Our Common Stock Outstanding After the Rights Offering
As of April 10, 2013, 1,795,542 shares of our common stock were issued and outstanding. On April 11, 2013 and April 12, 2013, the date following the record date for the rights offering, we issued an additional 60,735,000 shares of common stock in the Recapitalization and 107,175 shares of restricted stock were forfeited pursuant to the terms of the Exchange Agreement, leaving us with 62,423,367 shares of common stock outstanding immediately following the Recapitalization. Subsequent to the Recapitalization, we issued restricted stock grants totaling 842,500 shares and 5,000 shares were issued pursuant to an employee's exercise of stock options. Assuming no options are exercised prior to the expiration of the rights offering and assuming all 3,329,234 shares are sold in the rights offering, we expect 66,600,101 shares of our common stock will be outstanding immediately after completion of the rights offering.

DESCRIPTION OF CAPITAL STOCK

The following description of the terms and conditions of our capital stock is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, and to Tennessee or federal law applicable to us. For a more thorough understanding of the terms of our capital stock, you should refer to our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.
The authorized capital stock of First Security presently consists of 150,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of August 20, 2013, 63,270,867 shares of our common stock were issued and outstanding, 2,276,890 shares of common stock were issuable upon exercise of outstanding stock options and approximately 3,226,775 shares of common stock were reserved for future issuance under our stock option plans, and no shares of preferred stock were issued and outstanding. On June 18, 2013, the Company filed a definitive proxy statement requesting that our shareholders approve an amendment to the Company’s Articles of Incorporation to permit the Board of Directors to effect a one-for-ten (1-for-10) reverse stock split. Our annual shareholders meeting was held on July 24, 2013 and our shareholders approved the reverse stock split. The reverse stock split will not be effected, if at all, until after the completion of the rights offering. The description of our capital stock set forth below is only a summary. The full terms of our capital stock are set forth in Exhibits 3.1, 3.2, 4.1 and 4.2 to the registration statement of which this prospectus is a part and incorporated by reference herein.
Description of Common Stock
The following section describes the material features and rights of our common stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus is a part, and to applicable Tennessee law.
General. The holders of our common stock have one vote per share on all matters submitted to a vote of our shareholders. There are no cumulative voting rights for the election of directors. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of legally available funds, subject to preferences that may be applicable to any outstanding series of preferred stock. In the event of a liquidation, dissolution or winding up of First Security, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of shares of our common stock have no preemptive, subscription, redemption, sinking fund or conversion rights.
Dividends. The holders of our common stock are entitled to receive dividends declared by our Board of Directors out of funds legally available therefor. Our ability to pay dividends depends on the amount of dividends paid to us by our subsidiaries. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum regulatory capital requirements. State laws also limit a bank’s ability to pay dividends. Accordingly, the dividend restrictions imposed on our subsidiaries by statute or regulation effectively may limit the amount of dividends we can pay.
Transfer Agent. The transfer agent and registrar for our common stock is Registrar and Transfer Company.
Description of Preferred Stock
We are authorized to issue 10,000,000 shares of preferred stock, no par value per share. The 10,000,000 authorized but unissued shares of preferred stock are typically referred to as “blank check” preferred stock. This term refers to preferred stock for which the rights and restrictions are determined by the board of directors of a corporation. We do not have any preferred stock outstanding, however under our Amended and Restated Articles of Incorporation, our Board of Directors has the authority, without any further shareholder vote or action, to issue the remaining preferred stock in one or more series and to fix, determine or amend the relative rights and preferences of any series so established, within the limitations set forth by the Tennessee Business Corporation Act, relating to the powers, designations, rights, preferences, and restrictions thereof, including but not limited to:

•	the designation, stated value and liquidation preference of such preferred stock and the amount of stock offered;

•	the offering price;

•
the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;

•	the voting rights, if any, of shares of such series;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•
the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•
the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

The existence of blank-check preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Within the limits described above, the Board may issue preferred stock for capital raising transactions, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the Board were to issue additional common stock for such purposes. One series of preferred stock has been designated for possible issuance in the future. See “Anti-takeover Effects of Certain Provisions in Our Articles, Bylaws and Tennessee Law -- Tax Benefits Preservation Plan and Designation of Series B Participating Preferred Stock.”
Anti-takeover Effects of Certain Provisions of Our Articles, Bylaws and Tennessee Law
Consideration of Factors Other than Price. A Tennessee corporation’s charter may specifically authorize the members of its board of directors, in the exercise of their judgment, to give due consideration to factors other than price and to consider whether a merger, exchange, tender offer, or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which the corporation operates, or any other relevant factor in the exercise of their fiduciary duty to the shareholders. The Company’s Amended and Restated Articles of Incorporation authorize our Board of Directors to take into consideration, in addition to price, the following factors in connection with a merger, tender offer, or other proposed business combination:

•	the business, financial condition, and earnings prospects of the acquiring person;

•	the competence, experience, and integrity of the acquiring person;

•	the prospects for a successful conclusion of the business combination;

•	our prospects as an independent entity; and

•	the social and economic impact of the proposed transaction on us and our employees, depositors, loan and other customers, creditors, and the communities in which we operate.

The provisions of the Company’s Amended and Restated Articles of Incorporation may have the effect of protecting us from unwanted takeover bids because the Board of Directors is permitted to take into account in good faith all relevant factors in performing its duly authorized duties.
Blank-Check Preferred Stock. As noted above, our Board of Directors, without shareholder approval, has the authority under our Amended and Restated Articles of Incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of common stock and could make it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. The Board may issue preferred stock for capital raising transactions, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the Board were to issue additional common stock for such purposes.
Tax Benefits Preservation Plan and Designation of Series B Participating Preferred Stock. On October 24, 2012, the Board of Directors of the Company authorized the adoption by the Company of a Tax Benefits Preservation Plan (the “Plan”) and declared a dividend of one preferred stock purchase right (each an “NOL Right” and collectively, the “NOL Rights”) for each outstanding share of the common stock, payable to holders of record as of the close of business on November 12, 2012. The Company adopted the Plan on October 30, 2012. Each NOL Right entitles the registered holder to purchase from the Company one one-thousandth of one share of Series B Participating Preferred Stock, no par value, of the Company (the “Series B Preferred Stock”), at a purchase price equal to $20.00 per one one-thousandth of a share, subject to adjustment (the “NOL Purchase Price”). The description and terms of the NOL Rights are set forth in the Plan, dated October 30, 2012, as the same may be amended from time to time, between the Company and Registrar and Transfer Company, as Rights Agent. The full terms of the Plan are set forth in Exhibit 4.2 to the registration statement of which this prospectus is a part and incorporated by reference herein.
Purpose of the Plan
The Company has previously experienced substantial net operating losses, which it may “carry forward” in certain circumstances to offset current and future taxable income and thus reduce its federal income tax liability, subject to certain requirements and restrictions. The purpose of the Plan is to help preserve the value of the Company's deferred tax assets, such as its net operating losses (“Tax Benefits”), for U.S. federal income tax purposes.
These Tax Benefits can be valuable to the Company. However, if the Company experiences an “ownership change,” as defined in Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, its ability to use the Tax Benefits could be substantially limited and/or delayed, which would significantly impair the value of the Tax Benefits. Generally, the Company would experience an “ownership change” under Section 382 if one or more “5 percent shareholders” increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders over the preceding three-year period. As a result, the Company has utilized a 5% “trigger” threshold in the Plan that is intended to act as a deterrent to any person or entity seeking to acquire 5% or more of the outstanding common stock without the prior approval of the Board.
Exercise
Prior to a Distribution Date (as defined below), the NOL Rights are not exercisable. After a Distribution Date, each NOL Right is exercisable to purchase, for the NOL Purchase Price, one one-thousandth of a share of Series B Preferred Stock.
Distribution Date means the earlier of:

•	the 10th business day after public announcement that any person or group has become an Acquiring Person (as defined below); and

•
the 10th business day after the date of the commencement of a tender or exchange offer by any person which would or could, if consummated, result in such person becoming an Acquiring Person, subject to extension by the Board.

Flip-In
If any person or group becomes a “5-percent shareholder” (an “Acquiring Person”) (subject to certain exceptions described in the Plan), then on a Distribution Date, each NOL Right (other than NOL Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the NOL Purchase Price, a number of shares of common stock of the Company equal to the quotient of (x) two times the NOL Purchase Price divided by (y) the then current market price of the Company's common stock; provided that (i) none of the Company and certain affiliates of the Company shall be an Acquiring Person, (ii) none of certain existing “5-percent shareholders” (including certain persons who are “5-percent shareholders” following specified exchange offers with the Company) shall be an Acquiring Person unless and until any such “5-percent shareholder” increases its percentage stock ownership in the Company by more than one-tenth of one percentage point, (iii) none of certain other “grandfathered persons” (as described in the Plan) shall be an Acquiring Person so long as any such “grandfathered person” satisfies the applicable requirements set forth in the Plan, (iv) no person or group who or which the Board determines, in its sole discretion, has inadvertently become a “5-percent shareholder” (or inadvertently failed to continue to qualify as a “grandfathered person”) shall be an Acquiring Person so long as such Person promptly enters into, and delivers to the Company, an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient securities of the Company so that such person's (or such group's) percentage stock ownership in the Company is less than 5 percent (or, in the case of any person or group that has inadvertently failed to qualify as a “grandfathered person,” the securities of the Company that caused such person or group to fail to qualify as a “grandfathered person”) , (v) no person or group that has become a “5-percent shareholder” shall be an Acquiring Person if the Board in good faith determines that such person's or group's attainment of “5-percent shareholder” status has not jeopardized or endangered the Company's utilization of the Tax Benefits or is otherwise in the best interests of the Company; provided that such a person or group shall be an “Acquiring Person” if the Board makes a contrary determination in good faith, and (vi) an acquisition by a person or group of at least a majority of the Company's common stock made by that person or group as part of a “qualified offer” (as defined in the Plan) shall not result in any person or group becoming an Acquiring Person.
Exchange
At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the Company's common stock), the Board may elect to exchange all or part of the NOL Rights (other than the NOL Rights beneficially owned by the Acquiring Person and certain affiliated persons) for one share of common stock (or, at the option of the Board, fractional shares of preferred stock with an aggregate current market price that equals the current market price of one share of common stock) per NOL Right, subject to adjustment.
Redemption
The Board may, at its option, redeem all, but not less than all, of the then outstanding NOL Rights at a redemption price of $0.00001 per NOL Right at any time prior to a Distribution Date.
Expiration
The NOL Rights will expire on the earliest of (i) October 30, 2022, (ii) the time at which all NOL Rights are redeemed or exchanged, (iii) the first day of a taxable year of the Company as to which the Board determines that no Tax Benefits may be carried forward, (iv) a date on which the Board determines that a limitation on the use of the Tax Benefits under Section 382 would no longer be material to the Company, provided that such date is prior to public disclosure that a person became an Acquiring Person, (v) the repeal or amendment of Section 382 or any successor statute, if the Board determines that the Plan is no longer necessary for the preservation of Tax Benefits, (vi) the final adjournment of the Company's 2013 annual meeting of shareholders if the approval of the Plan by a majority of the shareholders voting at such meeting has not been received before such time, and (vii) the close of business on the date that is the final adjournment of the third annual meeting of shareholders following the last annual meeting of shareholders at which the Plan was most recently approved by a majority of shareholders voting at such meeting, unless the Plan is re-approved by a majority of the shareholders at such third annual meeting of shareholders.
Amendments
At any time on or prior to a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Plan without the approval of any holders of NOL Rights.
After a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend the Plan without the approval of any holders of NOL Rights; provided, however, that no such supplement or amendment may (a) adversely affect the interests of the holders of NOL Rights as such (other than an Acquiring Person), (b) cause the Plan again to become amendable other than in accordance with this sentence or (c) cause the NOL Rights again to become redeemable.
Shareholder Rights
NOL Rights holders, in their capacity as such, have no rights as a shareholder of the Company, including the right to vote and to receive dividends.
Anti-dilution Provisions
The Plan includes anti-dilution provisions designed to prevent efforts to diminish the efficacy of the NOL Rights.
Business Combination Act. Because the Company’s common stock is registered with the SEC under the Securities Exchange Act of 1934, the Business Combination Act automatically applies to the Company unless the shareholders adopt a charter or bylaw amendment that expressly excludes the Company from the anti-takeover provisions of the Business Combination Act two years prior to a proposed takeover. The Board of Directors has no present intention of recommending such charter or bylaw amendment.
The Business Combination Act imposes a five-year standstill on transactions such as mergers, share exchanges, sales of significant assets, liquidations, and other interested party transactions between Tennessee corporations and “interested shareholders” and their associates or affiliates, unless the business combination is approved by the Board of Directors before the interested shareholder acquires 10% or more of the beneficial ownership of any class of the corporation’s voting securities. Thereafter, the transaction either requires a two-thirds vote of the shareholders other than the interested shareholder or must satisfy certain fair price standards.
The Business Combination Act also provides exculpatory protection for the Board of Directors in refusing to waive the protections afforded under the Business Combination Act and/or Control Share Acquisition Act, or for resisting mergers, exchanges, tender offers, and similar transactions based on criteria other than price
Control Share Acquisition Act. The Control Share Acquisition Act limits the voting rights of shares owned by a person above certain percentage thresholds (generally 20%) unless the non-interested shareholders of the corporation approve the acquisition of additional shares by the interested shareholder above the designated threshold. However, the Control Share Acquisition Act applies only to corporations whose articles of incorporation or bylaws contain an express declaration that control share acquisitions are to be governed by the Control Share Acquisition Act. In addition, the articles of incorporation or bylaws may specifically provide for the redemption of the control shares (shares in excess of the designated threshold) or appraisal rights for dissenting shareholders in a control share transaction. Neither the Company’s Amended and Restated Articles of Incorporation nor its Amended and Restated Bylaws currently contain a provision that subjects the Company to the provisions of the Control Share Acquisition Act, and the Board of Directors has no present intention of adopting any such bylaw amendment. However, the Board of Directors could adopt such a bylaw amendment at any future time by majority vote based on facts and circumstances then present.
Greenmail Act. The Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Greenmail Act, the Company may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3.0% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the Company or the Company makes an offer, of at least equal value per share, to all shareholders of such class.
Investor Protection Act. The Investor Protection Act generally requires the registration, or an exemption from registration, before a person can make a tender offer for shares of a Tennessee corporation which, if successful, would result in the person beneficially owning more than 10% of any class. Registration requires the filing with the Tennessee Commissioner of Commerce and Insurance of a registration statement, a copy of which must be sent to the target company, and the public disclosure of the material terms of the proposed offer. The Investor Protection Act also prohibits fraudulent and deceptive practices in connection with takeover offers, and provides remedies for violations.
The Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of the target company, pursuant to its articles of incorporation, on a merger, consolidation, or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation. Also excluded from the Investor Protection Act are tender offers that are open on substantially equal terms to all shareholders, are recommended by the board of directors of the target company, and include full disclosure of all terms.
General Effects. The provisions described above, to the extent applicable, will have the general effect of discouraging, or rendering more difficult, unfriendly takeover or acquisition attempts. Consequently, such provisions would be beneficial to current management in an unfriendly takeover attempt but could have an adverse effect on shareholders who might wish to participate in such a transaction. However, the Company believes that such provisions are advantageous to the shareholders in that these provisions will permit management and the shareholders to carefully consider and understand a proposed acquisition, lead to higher offering prices, and require a higher level of shareholder participation in the decision if the transaction is not approved by our Board of Directors.

PLAN OF DISTRIBUTION
We are offering shares of our common stock directly to you pursuant to the rights offering. Our officers and directors may contact holders of our common stock by mail, telephone, facsimile, and personal interview and may request brokers, custodian banks or other nominee holders on your behalf to forward materials relating to the offers to beneficial owners of our common stock. These officers, directors, and other employees will not receive any commissions or compensation in connection with these activities other than their normal compensation. We have retained Raymond James & Associates, Inc. to act as dealer manager in connection with the rights offering. The dealer manager will use its reasonable efforts to advise and assist us in our efforts to solicit existing shareholders to exercise subscription rights in the rights offering, but will not underwrite the rights offering and has no obligation to purchase or procure purchases of the subscription rights or common stock offered hereby or otherwise act in any capacity whatsoever as an underwriter.
For acting as dealer manager, we have agreed to pay the dealer manager a fee equal to the greater of (i) 6.0% of the gross proceeds received from the rights offering and (ii) $200,000 upon consummation of the rights offering. In addition, we have agreed to reimburse the dealer manager for its reasonable out-of-pocket expenses, up to $108,500. Other than the dealer manager, we have not employed any brokers, dealers or underwriters to assist in the solicitation of the exercise of subscription rights in the rights offering and, except as just described, no other commissions, fees or discounts will be paid in connection with the rights offering.
Although Raymond James & Associates, Inc. has no obligation to act, and will not act, in any capacity as an underwriter in the rights offering, if it were nonetheless deemed to be an underwriter under the Securities Act, the fees and commissions to be paid to it might be deemed to be underwriting fees and commissions. We have agreed to indemnify Raymond James & Associates, Inc. against certain liabilities and expenses in connection with its engagement, including certain potential liabilities under the federal securities laws. We will also pay the fees and expenses of Registrar and Transfer Company, as subscription agent, and we have agreed to indemnify the subscription agent from certain liabilities in connection with the rights offering. We will pay out-of-pocket expenses, including payments to legal advisors, accountants, subscription agent, the dealer manager, printing costs, mailing costs, and filing fees estimated to total approximately $225,000. Any such out-of-pocket expenses paid to the dealer manager will be subject to the cap discussed in the paragraph above. Total expenses associated with this rights offering are expected to be approximately $525,000.
The dealer manager has not prepared any report or opinion constituting a recommendation or advice to us or to our shareholders, nor has the dealer manager prepared an opinion as to the fairness of the subscription price or the terms of the rights offering. The dealer manager expresses no opinion and makes no recommendation to our shareholders as to the purchase by any person of any shares of our common stock. The dealer manager expresses no opinion as to the prices that the shares of common stock may trade for if and when they are issued or at any future time.
In the ordinary course of its business, Raymond James & Associates, Inc. and/or its affiliates have in the past performed investment banking and other services for us for which they have received customary compensation. In the ordinary course of its business, Raymond James & Associates, Inc. and/or its affiliates may in the future perform investment banking or other services for us for which it will receive customary compensation.
As soon as practicable, we will distribute subscription rights certificates to shareholders who owned shares of our common stock at 5:00 p.m., Eastern Time, on April 10, 2013. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the subscription rights certificate and return it with payment for the shares to the subscription agent, Registrar and Transfer Company, at:
By Mail, Hand or Overnight Courier:
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016

See “The Rights Offering — Method of Exercising Subscription Rights.” If you have any questions, you should contact the subscription agent, Registrar and Transfer Company, at (800) 368-5948.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following summary describes the material U.S. federal income tax consequences of the receipt, exercise and expiration of the subscription rights acquired through the rights offering and owning and disposing of the shares of common stock received upon exercise of the subscription rights. Insofar as the summary relates to matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, the summary constitutes the opinion of our tax counsel, Bryan Cave LLP.
This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.
This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of the holder’s particular circumstances or to holders that may be subject to special tax rules, including, but not limited to, partnerships or other pass-through entities, banks and other financial institutions, tax-exempt entities, employee stock ownership plans, certain former citizens or residents of the United States, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, brokers, traders in securities that have elected to use the mark-to-market method of accounting, persons holding subscription rights or shares of common stock as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code.
This summary applies to you only if you are a U.S. holder (as defined below) and receive your subscription rights in the rights offering, and you hold your subscription rights or shares of common stock issued to you upon exercise of the subscription rights as capital assets for tax purposes. This summary does not apply to you if you are not a U.S. holder.
We have not sought, and will not seek, a ruling from the IRS regarding the federal income tax consequences of the rights offering or the related share issuances. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.
You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:

•	An individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•
A corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
A trust (a) if a court within the United States can exercise primary supervision over its administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the common stock received upon exercise of the subscription rights, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our common shares.
Each recipient of rights in the rights offering should consult the recipient’s own tax advisor with respect to the tax consequences of the rights offering and the related share issuances that may result from such recipient’s particular circumstances.

Taxation of Subscription Rights
Receipt of Subscription Rights
Your receipt of subscription rights pursuant to the rights offering will not be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Under Section 305 of the Code, a shareholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the value of such right. A common shareholder who receives a right to acquire shares of common stock generally will be treated as having received a taxable dividend if such shareholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other shareholder receives a distribution of cash or other property. A common shareholder who receives a right to acquire shares of common stock will be treated as having received a taxable dividend if the distribution is treated as part of a “disproportionate distribution.” A disproportionate distribution of stock or stock rights occurs when a distribution (or series of distributions) from a corporation results in (a) an increase in the shareholder’s proportionate interest in the earnings and profits or assets of the corporation and (b) the receipt by other shareholders of cash or other property. For purposes of the above, “shareholder” includes holders of warrants, options and convertible securities. We do not believe, however, that a disproportionate distribution will occur and, therefore, the receipt of subscription rights will not be taxable to a shareholder.
Tax Basis in the Subscription Rights
If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.
However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the trading price thereof.
Exercise of Subscription Rights
You will not recognize gain or loss on the exercise of a subscription right. Your tax basis in a new share of common stock acquired when you exercise a subscription right will be equal to your adjusted tax basis in the subscription right, if any, plus the subscription price. The holding period of a share of common stock acquired when you exercise your subscription rights will begin on the date of exercise.
Expiration of Subscription Rights
If you allow subscription rights received in the rights offering to expire, you will not recognize any gain or loss for U.S. federal income tax purposes, and you will re-allocate any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired to the existing shares of common stock.
Taxation of Shares of Common Stock Acquired upon Exercise of Subscription Rights
Distributions
Distributions with respect to shares of common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of common stock and thereafter as capital gain.

Dispositions
If you sell or otherwise dispose of the shares of common stock acquired upon exercise of the subscription rights, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares of common stock is more than one year. Long-term capital gain of an individual is generally taxed at favorable rates. The deductibility of capital losses is subject to limitations.
Recent Legislation Relating to Foreign Accounts
Recently enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends paid after December 31, 2013 on, or gross proceeds paid after December 31, 2014 from the sale or other disposition of, our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Holders should consult their tax advisors regarding this legislation.
Health Care and Education Reconciliation Act of 2010
On March 30, 2010, President Obama signed into law the Health Care and Reconciliation Act of 2010, which requires certain U.S. shareholders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.
Information Reporting and Backup Withholding
Payments made to you of proceeds from the sale of the shares of common stock acquired upon exercise of the subscription rights may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.
LEGAL MATTERS
Certain legal matters with respect to this rights offering will be passed upon for us by Bryan Cave LLP, Atlanta, Georgia. Certain legal matters with respect to this rights offering will be passed upon for the dealer manager by Alston & Bird LLP, Atlanta, Georgia.
EXPERTS
Our consolidated financial statements as incorporated in this prospectus by reference to the Annual Report on Form 10-K for the years ended December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Our consolidated financial statements for the year ended December 31, 2010 have been incorporated by reference in this prospectus in reliance upon the report of Joseph Decosimo and Company, PLLC, an independent registered public accounting firm, incorporated by reference herein and therein, and upon the authority of said firm as experts in accounting and auditing.

Up to 3,329,234 Shares
Common Stock

PROSPECTUS

August 21, 2013